Exhibit 4.3

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SUBSCRIBER AGREEMENT

This Subscriber Agreement (hereinafter “Agreement”) is entered into on 1st February, 2021 (“Execution Date”) at Delhi and shall be effective from 1st October, 2020 (“Effective Date”).

By and between

InterGlobe Technology Quotient Private Limited, a company incorporated under the Companies Act 1956, having its registered office at 3rd Floor, Dr. Gopal Das Bhawan, 28 Barakhamba Road New Delhi – 110001, Delhi, India and operational office at 6th Floor, Tower 6, Candor Techspace, Sector 48, Tikri (SEZ), Gurugram – 122018, Haryana, India (hereinafter called “ITQPL”, which expression shall unless repugnant to the context or meaning hereof, mean and include its successors and assignees) of the One Part;

And

Yatra Online Private Ltd., a company incorporated under the Companies Act 1956, having its registered office at B2, 101, First Floor, Marathon Innova, Marathon Nextgen Complex, Off. Ganpatrao Kadam Marg, Lower Parel West, Mumbai – 400013, Maharashtra and its Affiliates (hereinafter referred to as “Yatra”) through its authorised signatory Mr. Dhruv Shringi, CEO, of the Other Part.

ITQPL and Yatra shall be jointly referred to as “Parties” and individually referred to as the “Party”.

DEFINITIONS:

“Affiliate” means in the case of any entity, a second entity which (i) has direct or indirect Control of the first entity; or (ii) is directly or indirectly Controlled by the first entity; or (iii) is under direct or indirect common Control with the first entity; or (iv) in any other case, an entity Controlled by a Party/Parties to this Agreement. In all such cases the first and second entities are considered as Affiliates. “Control” means control in any manner whatsoever that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of, or the power to direct or cause the direction of, any body corporate or otherwise and “Controlled” and “Controlling” shall have a corresponding meaning. However, for the purpose of this Agreement Affiliate shall not include Yatra For Business Private Limited (formerly known as Air Travel Bureau Limited) which is a wholly owned subsidiary of Yatra.

WHEREAS:

1.	Yatra inter-alia owns and operates an online travel portal at URL www.yatra.com (“Website”) whereby various web-based services including airline ticket reservation, hotel reservations, bus reservations, etc, are provided;

ITQPL	1	Yatra
Signature		Signature

2.	A company called Travelport International Operations Limited (“Travelport”) owns and operates a Global Distribution System (GDS) called “Galileo System” worldwide and has appointed ITQPL to distribute Galileo System to travel agents.

3.	Yatra wants to have access to reservation functionality and ITQPL has agreed to provide the access to Galileo System to Yatra, subject to the terms and conditions set out herein.

NOW THIS AGREEMENT WITNESSETH AS UNDER:

1.	scope OF THIS AGREEMENT

1.1	From the Effective Date, Yatra shall use the Galileo System as its GDS and generate on the Galileo System, the Target Segments (as defined hereinafter), for all its operations in India, every year or part thereof during the Term of this Agreement.

2.	OBLIGATIONS OF PARTIES

2.1	OBLIGATIONS OF ITQPL:

In accordance with and subject to the terms and conditions of this Agreement:

	a.	Galileo System: ITQPL shall provide to Yatra access to Galileo System via software products listed in Schedule A and such other software products as may be provided by ITQPL to Yatra from time to time (“Software”) solely for the purpose of using the Galileo System for obtaining information about schedules, fares, seat availability, etc. and other services of vendors and for making bookings that are not abusive, speculative, fictitious or duplicative. ITQPL reserves the right to impose a fee and any additional terms and conditions, as mutually agreed between the Parties hereto, for any new Software or products or services proposed to be provided to Yatra by ITQPL. ITQPL shall be entitled to collect such a fee via a deduction from the Loyalty Incentives payable in terms of this Agreement.

	b.	Software Updation: ITQPL may, from time to time, provide new releases, enhancements or modifications of the Software and Yatra shall install such new releases, enhancements or modifications and implement the same within 30 business days of delivery of the same by ITQPL or such other extended time as mutually agreed between the Parties.

	c.	Installation and Maintenance of Software: At Yatra’s request, ITQPL (or its appointed sub-contractors) will install the Software at location(s) specified by Yatra to enable Yatra to do bookings using the Galileo System. Upon completion of such installation, Yatra shall be deemed to have accepted such Software. ITQPL will make commercially reasonable efforts to provide an uptime guarantee of 99.5 % of Galileo System on a monthly basis.

ITQPL	2	Yatra
Signature		Signature

2.2	OBLIGATIONS OF YATRA

In accordance with and subject to the terms and conditions of this Agreement:

	a.	From the Effective Date, Yatra agrees and undertakes to use the Galileo System as its GDS and generate Target Segments (as defined hereinafter) on the Galileo System, in each year or part thereof during the Term of this Agreement.

	b.	Yatra hereby acknowledges that Galileo System is owned and operated by Travelport and ITQPL is only an authorised distributor of Galileo System to Yatra and not an agent of Travelport and Yatra shall have no recourse whatsoever under this Agreement against Travelport or its Affiliates.

	c.	Yatra shall not without the prior written consent of ITQPL (i) modify, enhance or make copies of the whole or any part of the Software; or (ii) permit the whole or any part of the Software to be combined with or incorporated in any other computer program or software; or (iii) reverse compile or adapt the whole or any part of the Software.

	d.	Yatra acknowledges that the Galileo System and the Software shall at all times be under the ownership of Travelport and ITQPL has only licensed the use of the Software to Yatra as per the terms of this Agreement. Yatra shall take all precautions to prevent any unauthorised use of the Galileo System and the Software, and any user sign-on identity assigned to Yatra.

	e.	Yatra shall maintain and use appropriate and up-to-date virus protection procedures and software, including if any requested or provided by ITQPL and shall establish and maintain reasonable safeguards against the destruction, loss or unauthorized alteration of the Galileo System and the Software, and shall institute reasonable security and disaster recovery procedures and keep ITQPL indemnified in this regard.

	f.	Yatra agrees to access the principal display, i.e. a comprehensive neutral display of data concerning air services (and rail carriers where applicable) between city-pairs within a specified time period, for each individual transaction involving air carriers or rail carriers, as applicable, and agrees not to manipulate data supplied by the Galileo System in a manner that would result in the inaccurate, misleading or discriminating presentation of information to its customers.

	g.	Yatra shall not intentionally make any flight, hotel, rail, cruise, rental car or other reservation on the Galileo System without a specific customer request made in good faith and shall not make any reservations which are abusive, speculative, fictitious or duplicative.

	h.	Yatra shall comply with all regulations of the International Air Transport Association “IATA” including the Billing and Settlement Plan, and other travel industry, governmental and regulatory laws, regulations and rules relevant to this Agreement.

ITQPL	3	Yatra
Signature		Signature

i.	Both Parties shall indemnify the other Party in respect of any direct loss or damage which the Party being indemnified incurs as a result of a failure by the indemnifying Party to comply with any provisions of this Agreement.

j.	Yatra may make live test bookings by using the Galileo System, provided that such bookings are cancelled promptly thereafter.

k.	Yatra hereby grants to ITQPL the non-exclusive right to use, from the Effective Date, Yatra’s name, logo, and marks in promotional and marketing materials (e.g. sales presentation, customer newsletters) of ITQPL and/or its affiliates.

3.	TARGET SEGMENTS:

3.1	With effect from the Effective Date, Yatra agrees and undertakes to achieve following Target Segments:

	i.	Yatra agrees and undertakes to generate on the Galileo System minimum [***]% ([***] percent) Segments out of the total Segments transacted by Yatra from all its operations in India, in each quarter or part thereof from the Effective Date till the conclusion of the Term of this Agreement (“Percentage Target Segments”).

Marketing Information Data Tapes (MIDT) provided by Travelport to ITQPL will be used to measure the Percentage Target Segments achieved by Yatra; and

ii.	Yatra agrees and undertakes to generate on the Galileo System minimum Segments, in each contract year or period, as mentioned below (“Yearly Target Segments”):

Contract year/period	Minimum Segments
Oct’20-March’21	No Target
Contract Year (Apr’21-Mar’22)	[***]
Contract Year (Apr’22-Mar’23)	[***]
Total	[***]

Percentage Target Segments and Yearly Target Segments are collectively referred to as “Target Segments” provided the achievement of Target Segments shall be proportionately reduced if the content is not available on Galileo System for any reason what so ever and in the event of such reduction the Signup Bonus shall also be proportionately reduced in same manner as Target Segments. However Yatra shall communicate ITQPL in writing for such bookings on a monthly basis immediately after the end of that particular month.

ITQPL	4	Yatra
Signature		Signature

3.2	Segment: A Segment means booking for either (i) travel of one passenger over one leg of a journey on a direct flight operated by a single aircraft under a single flight number; or (ii) a non-air booking for car, railways, bus or hotel.

For calculations of Segments under this Agreement:

	a.	only active and confirmed segments shall be included;
	b.	unproductive bookings (HX, UN, NO, UC) shall be excluded;
	c.	segments that are passive, ghost, abusive, speculative, fictitious or duplicative shall be excluded;
	d.	segments of ‘Direct Payment Carriers’ and ‘non-BSP Airlines’ aggregated into the ‘Air Content Hub’ of the Software provided by ITQPL to Yatra, shall be excluded ;
	e.	segments of domestic and international low cost carriers (LCC) shall be excluded, unless specifically included by written mutual consent of the Parties;

For calculations of Target Segments under this Agreement, the following segments shall be included:

	a.	segments that could not be booked on Galileo System when it was not functioning due to any reason, provided Yatra has provided notice to ITQPL of such non-functioning of Galileo System and submits documentary proof of number of such segments transacted on other GDS to ITQPL;
	b.	segments where ITQPL is not paid any booking fees due to reasons that are outside the control of ITQPL and ITQPL does not pay any Loyalty Incentives to Yatra for such Segments.

For calculations of Target Segments under this Agreement, the non-air Segments shall be excluded.

3.3	Yatra shall be responsible for achieving both, the Percentage Target Segments as well as the Yearly Target Segments as provided hereinabove, during the Term of this Agreement. On Yatra’ s request due to pandemic situation ITQPL agrees to provide relaxation of maximum one year period by extending the Term of the Agreement for achieving the shortfall, if any in the aggregate Yearly Target Segments of [***] Segments. In the event of such shortfall, the Term shall mandatorily extend till [***] (“Extended Term”) such that the aggregate minimum Yearly Target Segments of [***] should be achieved by Yatra before the expiry of the Extended Term. Yatra shall be responsible for achieving both, the Percentage Target Segments as well as the shortfall in Yearly Target Segments during Extended Term.

4.	CONSIDERATION & TAXES

4.1	In consideration of promises and commitments provided by Yatra in the Agreement and in consideration of the performance of Yatra’s obligations contained in the Agreement, ITQPL agrees to pay Loyalty Incentives to Yatra and make payment of Sign Up Bonus.

ITQPL	5	Yatra
Signature		Signature

4.2	Calculation of Loyalty Incentives: The amount of incentives payable to Yatra shall be calculated by multiplying the actual number of Segments booked by Yatra on the Galileo System in that quarter by the following applicable rate (“Loyalty Incentives”):

Type of Airline Segments	Loyalty Incentives Per Segment (INR equivalent)
All Airlines International Segments except as specifically mentioned	USD [***]
AI International Segments	USD [***]
AI Domestic Segments	USD [***]
OD Segments	USD [***]
PK Segments	USD [***]
UK Domestic Segments	USD [***]
Non-air Segments	USD [***]

4.3	Payment of Loyalty Incentives: The Loyalty Incentives shall be paid by ITQPL on a quarterly basis, against invoice from Yatra, subject to withholding of taxes, as applicable. Notwithstanding anything contained in this Agreement, in the event that ITQPL is not paid any booking fees for any Segments due to reasons that are outside the control of ITQPL, then ITQPL shall not pay any Loyalty Incentives to Yatra for such Segments; provided that ITQPL provides documentary proof for the same. Dollar rate settlement shall be done as per the SBI TT Buying rate prevailing on the last day of the quarter for which the Loyalty Incentives are being paid. The Loyalty Incentives under this Agreement for the period from 1st October 2020 to 31st March 2021 will be paid to Yatra based on the condition of achieving the Percentage Target Segment during such period. In case of failure to achieve Percentage Target Segment during such period, Yatra will not be entitled for the Loyalty Incentives for such period only.

4.4	Upfront Advance: On the request of Yatra and on the strict condition and undertaking that Yatra shall use the Galileo System in accordance with the terms of this Agreement and that it shall achieve the Target Segments, ITQPL agrees to pay, an upfront advance of INR [***] (INR [***]) to Yatra. The Upfront Advance amount shall be set off against the Productivity Incentive payments, sign up bonus and annual loyalty bonus to be made by ITQPL, till such time that the entire Upfront Advance is adjusted and only thereafter shall Yatra be eligible to receive payments from ITQPL.

4.5	Sign Up Bonus: On the strict condition and undertaking that Yatra shall use Galileo System and achieve Target Segments as provided in Clause 3.1(ii) of this Agreement, ITQPL agrees to pay sign up bonus of USD [***] (US Dollars [***]) to Yatra in two instalments of USD [***] (US Dollars [***]) per contract year during the Term of the Agreement (“Sign Up Bonus”). Sign Up Bonus will be payable at end of each contract year during the Term on achievement of Target Segments and Percentage Target Segments. However, in the event Yatra achieves such shortfall of Target Segment in the subsequent year(s) by generating additional Segments such that cumulative percentage of Segments achieved on Galileo System for all the years starting from the Effective Date till the Extended Term is equal to the Target Segments, then ITQPL shall pay such amount in the year in which cumulative percentage of segments is achieved by Yatra.

Note: Dollar rate settlement for payment of Sign Up Bonus shall be done as per the SBI TT Buying rate prevailing on the last day of the previous quarter in which the payments are being paid.

ITQPL	6	Yatra
Signature		Signature

4.6	Failure to achieve Yearly Target Segments & Percentage Target Segments: In the event that Yatra fails to achieve the Yearly Target Segments in any contract year(s), ITQPL shall have right to deduct an amount of [***] ( [***])per Segment for short fall Segments, from the Loyalty Incentives payable by ITQPL to Yatra. Further, in the event that Yatra fails to achieve the Percentage Target Segments in any contract year(s), ITQPL shall have the right to reduce the Loyalty Incentives per segment by such shortfall percentage. In addition to the aforesaid and in the event of failure by Yatra to achieve the Target Segments in any year during the Term and/or Extended Term, ITQPL shall also have the right to recover (including set-off/adjustment from the Upfront Advance) from Yatra an amount of USD [***] (US Dollars [***]), which amount Yatra acknowledges to be in receipt from ITQPL under separate arrangement/agreement.

4.7	Yatra agrees that the deductions/recovery mentioned in Clause 4.6 above are genuine pre-estimate of losses that would be suffered by ITQPL owing to Yatra not achieving the Target Segments and are in the nature of liquidated damages. Yatra undertakes not to dispute or protest the adjustment/recovery made by ITQPL from the Loyalty Incentives/Upfront Advance payable by ITQPL to Yatra on account of deductions/set-off made thereunder.

4.8	Annual Loyalty Bonus: In addition to the Sign Up Bonus, ITQPL undertakes to pay additional Annual Loyalty Bonus, in the event Yatra achieves following Segment threshold during the corresponding contract year(s):

Contract Year	Segment Threshold (excluding non-air Segments)	Annual Loyalty Bonus (INR equivalent)
April 2021 – March 2022	[***]	USD [***]
April 2022 – March 2023	[***]	USD [***]

Note: Dollar rate settlement for payment of Annual Loyalty Bonus shall be done as per the SBI TT Buying rate prevailing on the last day of the previous quarter in which the payments are being paid.

ITQPL	7	Yatra
Signature		Signature

4.9	Term Productivity Bonus: In addition to the Sign Up Bonus and the Annual Productivity Bonus, ITQPL undertakes to pay an amount in INR equivalent of USD [***] (US Dollars [***]) (INR equivalent shall be determined at the prevailing forex rate on the date of payment) at the time when Yatra has generated total [***] ([***]) Segments or more till [***].

4.10	Addition/Deletion of a Airline: Parties agree that in the event that a domestic airline begins/ resumes/suspends its participation in the Galileo System after the Effective Date, and in respect of which ITQPL receives booking fees, the Parties shall negotiate in good faith, the Loyalty Incentive rate for segments generated with respect to such additional airline. No Loyalty Incentives shall be paid for such segments unless the Parties conclude their negotiations and reduce their understanding in writing. However, such segments will be counted as Segments only when a commercial understanding has been agreed between the Parties. It is clarified that in the event such segments are not counted as Segments the Percentage Target Segments of [***]% as contained in Clause 3(1)(i) hereof shall be proportionately adjusted and reduced accordingly.

4.11	Security Deposit: In consideration of the ITQPL’s obligations as enumerated under the Agreement and Yatra undertaking to generate Target Segments herein using the Galileo System, ITQPL agrees to pay to Yatra an amount of INR [***] (Rupees [***]) as interest free refundable security deposit (“Security Deposit”). Upon the expiry or the termination of this Agreement, Yatra shall return the Security Deposit to ITQPL within 5 days of such expiry or termination.

4.12	Taxes: All payments by ITQPL to Yatra under this Agreement will be subject to applicable withholding taxes which will be fully borne by Yatra. ITQPL will arrange to issue the prescribed withholding tax certificate. It is hereby agreed that all payments by ITQPL to Yatra under this Agreement or otherwise are all inclusive and applicable taxes, if any, including but not limited to value add, transaction, usage, custom and goods and services tax which shall be entirely borne and paid by Yatra, and ITQPL will have no liability towards any taxes whatsoever. Yatra shall submit all the invoices in conformity with the requirements of The Central Goods and Service Tax Act, 2017 (as amended from time to time) at ITQPL’s office located at 6th Floor, Tower 6, Candor Techspace, Sector 48, Tikri (SEZ), Gurugram – 122018, Haryana, India and shall also bear ITQPL’s[***].

5.	LIMITED LIABILITY:

5.1	Except as may be specifically provided by ITQPL in this Agreement, ITQPL makes no further representation or warranty regarding the Galileo System or its performance or the accuracy or reliability of Software and/or information provided to Yatra and the same are made available to Yatra on an ‘as is’ basis, and Yatra hereby releases and waives any claims against ITQPL concerning the Software and/or information or the accuracy or reliability thereof.

5.2	In no event will either Party be liable for any damages resulting from, (i) loss of data or use, loss of revenue, loss of profits, loss of contracts, loss of anticipated savings, loss of goodwill or third party claims; or (ii) any losses or damages that are indirect or secondary consequences of any act or omission of the Parties, or their employees, representatives or sub-contractors, whether such losses or damages were reasonably foreseeable or actually foreseen.

ITQPL	8	Yatra
Signature		Signature

5.3	Either Party hereby excludes any liability of any kind relating to any problems of whatever nature, which has been caused by other Party’s failure to comply with its obligations under this Agreement.

6.	PROPRIETARY RIGHTS AND DATA PROTECTION:

6.1	Yatra agrees and acknowledges that it does not, by virtue of this Agreement, acquire any Intellectual Property Rights, proprietary rights or other rights in or to: (i) the Galileo System and the data stored in or accessed via the Galileo System; or (ii) any software, documentation, trademarks or service marks of ITQPL or provided by ITQPL; or (iii) any related materials used in connection with the Galileo System. ‘Intellectual Property Rights’ means copyright and all other intellectual property rights, including, without limitation, patents, trademarks, service marks, designs, domain names, database rights (whether registered or unregistered) and any other similar protected rights in any country.

6.2	ITQPL represents that Galileo System is owned and operated by Travelport and that all the Intellectual Property Rights, proprietary rights or other rights in or to the Galileo System and any software, documentation, trademarks or service marks and any related materials used in connection with the Galileo System are owned by Travelport.

7.	TERM AND TERMINATION:

7.1	This Agreement shall come into effect from the Effective Date and shall remain in full force and effect till March 31, 2023 (“Term”). The Term may get automatically extended in accordance with clause 3.3 of the Agreement. Upon the expiration of the Term or Extended Term (latter will follow in case of automatic extension by virtue of clause 3.3), both the Parties shall negotiate, in good faith, the terms of renewal of the Agreement.

7.2	Either Party shall have right to forthwith terminate this Agreement with immediate effect by giving written notice to the other Party, if the other Party ceases or threatens to cease to carry on business or if the other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and so that the resulting company effectively agrees to be bound by or assume the obligations imposed under this Agreement).

7.3	ITQPL shall have a right to terminate this Agreement in the event Yatra is in breach of any major terms and conditions of this Agreement and Yatra fails to rectify such breach (to the reasonable satisfaction of ITQPL) within 30 (thirty) days of ITQPL providing written notice of such breach. In the event of termination of this Agreement by ITQPL under this Clause, Yatra shall be obliged to pay to ITQPL, as liquidated damages, unadjusted Upfront Advance, entire Sign Up Bonus and proportionate Annual Loyalty Bonus paid by ITQPL to Yatra till the date of such termination, together with interest @ [***]% per annum. Yatra agrees that this is a genuine pre-estimate of losses that would be suffered by ITQPL owing to Yatra committing breach of this Agreement and are in the nature of liquidated damages.

ITQPL	9	Yatra
Signature		Signature

7.4	Consequences of Termination: Upon the termination of this Agreement for any reason:

	i.	Yatra shall immediately stop accessing the Galileo System and representing itself as being connected with the Galileo System in any way; and
	ii.	any sum owing by either Party to the other pursuant to this Agreement shall be immediately payable including but not limited to refund of Security Deposit by Yatra.

8.	REPRESENTATION AND WARRANTIES

8.1	Each Party represents, warrants and undertakes to the other Party as follows:

	a.	the Party has the capacity and authority to enter into this Agreement;
	b.	the persons executing this Agreement on behalf of the Party have been duly authorized to do so;
	c.	this Agreement and the obligations created hereunder are binding upon the Party and enforceable against the Party in accordance with their terms and do not and will not violate any judgment or court order, by which the Party is bound;
	d.	there is no proceeding pending which to the Party’s knowledge, challenges or may have a material adverse impact on this Agreement or the ability of the Party to perform its obligations pursuant to this Agreement; and
	e.	it has not withheld any information which is required for effective performance of the contractual obligations under this Agreement and that information’s provided to the other Party by the Party are complete, true and accurate to the best of its knowledge and belief.

8.2	Yatra represents, warrants and undertakes that, from the Effective Date, this Agreement and the obligations created hereunder will not violate terms of any other agreement, which may have an adverse impact on the ability of Yatra to perform all its obligations under this Agreement, including those set out in Clauses 1, 2 and 3 of this Agreement;

8.3	Each Party acknowledges that the other Party has entered into this Agreement in reliance on the representations, warranties and undertakings set out.

9.	MATERIAL REVENUE CHANGE

9.1	In the event of any change to the participation fee received by ITQPL, which would result in an annualized average booking fee revenue decrease to ITQPL of [***]% or more (“Fee Change”), the Parties will use best efforts to negotiate appropriate modifications to the Loyalty Incentives payable under this Agreement. ITQPL will notify Yatra of the proposed Fee Change by issuing a prior written notice of 30 days along with documentation supporting the proposed Fee Change to Yatra. The Parties shall, within the aforementioned notice period (or otherwise as agreed to between the Parties in writing) execute an amendment to this Agreement evidencing the modifications to the Loyalty Incentives.

ITQPL	10	Yatra
Signature		Signature

9.2	During the period of negotiation of Fee Change in accordance with the above clause 9.1, ITQPL will continue to pay Loyalty Incentives as per the original rates specified under Clause 4.2 of this Agreement.

10.	MISCELLANEOUS:

10.1	Assignment – Either Party may assign their respective obligations under this Agreement to any of its affiliate companies with intimation to and without the prior written consent of the other Party. Neither Party shall assign its rights and obligations to a third party without the prior written consent of the other Party.

10.2	Relationship – This Agreement is entered into on principal-to-principal basis and nothing in this Agreement shall create or be deemed to create, a joint venture, partnership, or the relationship of principal and agent, between the Parties.

10.3	Modification and Entire Agreement - This Agreement may not be modified except by an instrument in writing duly executed by or on behalf of the Parties. This Agreement supersedes any and all previous agreement or arrangement, letter of offer/intent etc. between the Parties or any of them relating to the subject matter of this Agreement.

10.4	Confidentiality - The Parties hereby agree not to disclose any terms of this Agreement and document or information exchanged between the Parties whether written or oral during the Term or any time thereafter, without the prior written consent of the other Party unless such disclosure is required by law or any regulatory authority.

10.5	Force Majeure – If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure Event for a continuous period in excess of 30 days, the other Party shall be entitled to terminate this Agreement with immediate effect by giving written notice to the Party so affected. The Parties further agree that neither Party shall be discharged of its financial obligations towards the other Party upon the occurrence of a force majeure event.

10.6	Severability - If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part or is so rendered by any applicable code, regulation or law, such provision or the relevant part of the affected provision, as the case may be, shall be deemed deleted without prejudice to the remainder of the affected provision and the remaining provisions of this Agreement.

ITQPL	11	Yatra
Signature		Signature

10.7	Notices - Any notice required or authorised by this Agreement to be given by either Party to the other must be in writing and may be delivered by hand or sent by pre-paid registered post; or sent by fax transmission to the other Party at the address or fax number appearing below, or to such other address or fax number as may be notified in writing by that other Party from time to time in accordance with this provision.

For InterGlobe Technology Quotient Pvt. Ltd.

Block 2B, DLF Corporate Park, DLF City Phase III, M G Road, Gurgaon – 122 002

With a copy to Chief Operating Officer at:

6th Floor, Tower 6, Candor Techspace,

Sector 48, Tikri (SEZ), Gurugram – 122018, Haryana, India.

For Yatra Online Private Limited Attention: Dhruv Shringi Gulf Adiba, 4th Floor, Plot No. 272, Udyog Vihar, Phase-II, Sector-20, Gurugram – 122008, Haryana, India

10.8	Jurisdiction - This Agreement shall be governed by Indian law and the Parties irrevocably submit to the exclusive jurisdiction of the courts of Delhi.

10.9	Dispute Resolution -

	i.	Any and all breaches, claims, disputes, questions or controversies involving the Parties hereto or arising out of or in connection with this Agreement, including its execution, interpretation, validity, scope, operation, performance, effect, breach or termination (collectively “Dispute”), shall be first referred to, by notice in writing, to their respective authorised persons:

		●	For Yatra: Chief Executive Officer or any other authorized person.
		●	For ITQPL: Chief Operating Officer or any other authorized person.
(jointly referred to as “Contract Managers”) for resolution.

ii.	The Contract Managers shall negotiate in good faith to attempt to resolve such disputes within 15 days (or such other time as agreed in writing between the Parties) after it has been referred to them.
iii.	Should the respective Contract Managers be unable to resolve any dispute in accordance with Clause 10.9(ii) above, then the Dispute shall be referred to and finally resolved by binding arbitration, under the Rules of Arbitration of the Delhi International Arbitration Centre (“DAC Rules”), which rules are deemed to be incorporated by reference into this Clause.
iv.	The arbitration shall be held in New Delhi by a tribunal of 3 (three) arbitrators. Each Party shall appoint 1 (one) arbitrator and the arbitrators so appointed shall appoint the third arbitrator, appointed under the DAC Rules. The language of the arbitration shall be English. The procedural law of the arbitration shall be the Arbitration and Conciliation Act, 1996 as amended. The award of the arbitrator(s), including the apportionment of the expenses of the arbitration, shall be final and binding upon the Parties, and judgment upon the award rendered may be entered in any court of competent jurisdiction in Delhi.
v.	The Parties hereto expressly understand and agree that the award made by the arbitral tribunal shall be the sole, exclusive, final and binding remedy regarding any and all Disputes presented to the arbitral tribunal.
vi.	The Parties may bring court action to seek interim protection as per the relevant provisions of the Arbitration and Conciliation Act, 1996 including without limitation the right to seek deposit during any dispute resolution/ arbitration.

10.10	Survival: Any provision of this Agreement which by its nature survives termination shall continue in full force and effect after termination of this Agreement.

ITQPL	12	Yatra
Signature		Signature

IN WITNESS WHEREOF BOTH THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE MENTIONED HEREINBELOW AT DELHI.

For InterGlobe Technology Quotient Private Ltd. For Yatra Online Private Ltd.

Sandeep Dwivedi Chief Operating Officer	Dhruv Shringi CEO
Authorized Signatory	Authorized Signatory

ITQPL	13	Yatra
Signature		Signature

SCHEDULE A: LIST OF SOFTWARE

Software Provided	[***]
Total Number of licenses given for the Software	[***]
Pseudo City Code (PCC)	[***]

ITQPL	14	Yatra
Signature		Signature